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                                                                    Exhibit 99.5



                    FORM OF LETTER TO STOCKHOLDERS OF RECORD

                               WFS FINANCIAL INC

                            _________ COMMON SHARES
                      INITIALLY OFFERED PURSUANT TO RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                               WFS FINANCIAL INC

Dear Stockholders:

          This letter is being distributed to all holders of Common Stock (the "Common Stock"), of record on March __, 2001 (the "Record Date"), of WFS Financial Inc (the "Company"), in connection with a distribution of transferable rights ("Rights") to acquire the Common Stock at a subscription price of $ per share for each share as described in the Prospectus dated March __, 2001.

          Each beneficial owner of shares of the Common Stock is entitled to receive one Right for each share of Common Stock owned as of the Record Date, and to purchase one (1) share of Common Stock for every ___ Rights held. No fractional shares or cash in lieu thereof will be issued or paid. The number of shares which may be purchased pursuant to the exercise of Rights distributed to record holders by the Company, or which may be purchased pursuant to the exercise of Rights which have been transferred, must be rounded down to the nearest whole number (or any lesser number of whole shares) in order to avoid issuing fractional shares.

          Enclosed are copies of the following documents:

          1. The Prospectus;

          2. The Subscription Warrant;

          3. The "Instructions as to Use of WFS Financial Inc Subscription Warrant" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

          4. A Notice of Guaranteed Delivery for Subscription Warrants issued by Westcorp; and

          5. A return envelope addressed to Mellon Investor Services LLC, the Subscription Agent.

          Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on April __, 2001, unless extended by the Company (the "Expiration Date").

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          To exercise the Rights, a properly completed and executed Subscription
Warrant (or Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to Mellon Investor Services LLC as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

          Additional copies of the enclosed materials may be obtained from Mellon Investor Services LLC Its toll-free telephone number is (866) 825-8874.

                                Very truly yours,

                                    WFS FINANCIAL INC